SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT is entered into this 19th day of May, 2006 (“Settlement Agreement”) between Smart Online, Inc. (“Smart Online”) and General Investments Capital Ltd. (“GIC”).

WHEREAS, Smart Online and GIC entered into a Consulting Agreement effective October 4, 2005 (“Agreement”), which Agreement provided for the payment of a fee to GIC of two hundred and fifty thousand ($250,000) dollars (“Cash Fee”), and six hundred twenty-five thousand (625,000) shares of Smart Online’s common stock (“Shares”);

WHEREAS, Smart Online paid the Cash Fee and issued (but did not deliver) the Shares; and

WHEREAS, Smart Online and GIC wish to enter into this Settlement Agreement under the terms and conditions hereinafter set forth.

1. GIC and any of its predecessors, successors, assigns, affiliated companies, whether through stock ownership or otherwise, its representatives, agents, employees, past and/or present, officers, directors, shareholders and all other persons, relations, firms, associations and/or corporations employed by or associated with any of the aforementioned release any and all claims to the Shares, and agrees to do all that is required by Smart Online’s transfer agent, Continental Stock Transfer and Trust Company (“Continental”), in order to surrender the Shares to Smart Online. GIC acknowledges that it never received the Shares and never entered into any agreement with anyone to transfer ownership of the Shares.

2. In consideration of services performed pursuant to the Agreement and for entering into this Settlement Agreement, GIC shall retain the Cash Fee.

3. GIC and any of its predecessors, successors, assigns, affiliated companies, whether through stock ownership or otherwise, its representatives, agents, employees, past and/or present, officers, directors, shareholders and all other persons, relations, firms, associations and/or corporations employed by or associated with any of the aforementioned release Smart Online and any of its predecessors, successors, assigns, affiliated companies, whether through stock ownership or otherwise, its representatives, agents, employees, past and/or present, officers, directors, shareholders and all other persons, relations, firms, associations and/or corporations employed by or associated with any of the aforementioned from any obligation to make any payment, or to issue or deliver any shares of Smart Online’s common stock, pursuant to the terms of the Agreement.

4. Smart Online and any of its predecessors, successors, assigns, affiliated companies, whether through stock ownership or otherwise, its representatives, agents, employees, past and/or present, officers, directors, shareholders and all other persons, relations, firms, associations and/or corporations employed by or associated with any of the aforementioned release GIC and any of its predecessors, successors, assigns, affiliated companies, whether through stock ownership or otherwise, its representatives, agents, employees, past and/or present, officers, directors, shareholders and all other persons, relations, firms, associations and/or corporations employed by or associated with any of the aforementioned from any obligation to provide any service pursuant to the terms of the Agreement. Smart Online acknowledges that the Shares were never delivered to GIC.

5. The parties retain all of their rights under the Agreement that are not specifically released by this Settlement Agreement.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THE FOREGOING, UNDERSTAND ITS TERMS, AND FREELY AND VOLUNTARILY SIGN THE SAME.

General Investments Capital Ltd.	Smart Online, Inc.
By: Attorney	By: /s/ Nicholas A. Sinigaglia

Name: _/s/ Irit Hacohen	Name: _Nicholas A. Sinigaglia

Title: _By power of Attorney	Title: Chief Financial Officer

Date: _30.5.2006	Date: 5/31/06